                                                                 Exhibit (p)(ix)

                    MASSACHUSETTS FINANCIAL SERVICES COMPANY
                                    MFS FUNDS
                   AMENDED AND RESTATED STATEMENT OF POLICY ON
                        PERSONAL SECURITIES TRANSACTIONS
                                (CODE OF ETHICS)

                      AS ADOPTED BY THE MFS AUDIT COMMITTEE
              AND THE BOARDS OF TRUSTEES/MANAGERS OF THE MFS FUNDS
                        EFFECTIVE AS OF SEPTEMBER 1, 2000
               AS AMENDED AND RESTATED EFFECTIVE NOVEMBER 1, 2004

      As an investment advisory organization with substantial responsibilities to clients, Massachusetts Financial Services Company ("MFS") has an obligation to implement and maintain a meaningful policy governing the securities transactions of its Directors, officers and employees.(1) In addition, each of the investment companies registered under the Investment Company Act of 1940, as amended (the "1940 Act") with respect to which MFS, or a subsidiary of MFS, acts as investment adviser (collectively, the "MFS Funds") is required to adopt such a policy governing the securities transactions of its Trustees and officers.

      MFS and the MFS Funds have adopted two policies to address these obligations and legal requirements:

      - First, MFS and the MFS Funds have adopted this policy which applies to (i) officers and employees of MFS and directors of MFS, but only if the director is also either an officer or an employee of MFS ("MFS Management Directors") (collectively referred to in this policy as "MFS representatives") and (ii) Trustees and officers of the MFS Funds (collectively referred to in this policy as "Fund representatives"); and

      - Second, MFS has adopted and the MFS Funds have approved a separate policy which applies to all non-MFS Management Directors.

      The policy contained herein is intended to minimize conflicts of interest, and even the appearance of conflicts of interest, between MFS representatives and Fund representatives and MFS' clients in the securities markets as well as to effect compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended, and the Securities Exchange Act of 1934, as amended. This policy inevitably will restrict MFS representatives and Fund representatives in their securities transactions, but this is the necessary consequence of undertaking to furnish investment advice to clients or serving as an MFS representative or a Fund representative. In addition to complying with the specific rules, all MFS representatives and Fund representatives must be sensitive to the need to recognize any conflict, or the appearance of conflict, of interest whether or not covered by the rules. When such situations occur, the interests of the MFS Funds and MFS' other clients must supersede the interest of MFS representatives and Fund representatives. The Code of Ethics Policy is administered by the Compliance Department under the direction of the Director of Corporate Compliance and Conflicts Officer, or his or her successor or designee (collectively, "Conflicts Officer").

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      (1) Employees of MFS Institutional Advisors, Inc., MFS Fund Distributors, Inc., MFS Retirement Services, Inc., MFS International Ltd., MFS International (U.K.) Ltd., MFS Service Center, Inc., Vertex Investment Management Inc. and MFS Heritage Trust Company also are covered by this Code of Ethics.

      1. GENERAL FIDUCIARY PRINCIPLES. All personal investment activities conducted by MFS representatives and Fund representatives are subject to compliance with the following principles: (i) the duty at all times to place the interests of MFS' clients first; (ii) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (iii) the fundamental standard that MFS representatives and Fund representatives should not take inappropriate advantage of their positions.

      2. APPLICABILITY OF RESTRICTIONS AND PROCEDURES.

      CATEGORIES OF PERSONNEL. In recognition of the different circumstances surrounding each MFS representative's and Fund representative's employment or position, various categories of representatives are subject to different restrictions under this Code of Ethics. For purposes of applying this Code of Ethics, MFS representatives and Fund representatives are divided into the general categories of Portfolio Managers, Investment Personnel, Access Persons(2)and Non-Access Persons, as each such term is defined in Appendix A to this Code of Ethics, as amended from time to time by the MFS Code of Ethics Oversight Committee and the MFS Funds. Any Fund representative who is also an MFS representative shall be subject to all requirements applicable to MFS representatives.

      NOTE: ANY NON-ACCESS PERSON WHO RECEIVES ANY INFORMATION ABOUT ANY PARTICULAR INVESTMENT RECOMMENDATION OR EXECUTED OR PROPOSED TRANSACTION FOR ANY MFS CLIENT IS REQUIRED TO COMPLY WITH ALL PRECLEARANCE AND OTHER REQUIREMENTS OF THIS CODE OF ETHICS APPLICABLE TO ACCESS PERSONS.

      BENEFICIAL OWNERSHIP. The requirements of this Code of Ethics apply to any account in which an MFS representative or Fund representative has (i) "direct or indirect beneficial ownership" or (ii) any "direct or indirect influence or control." Under applicable SEC interpretations, such "beneficial ownership" includes accounts of a spouse, minor children and dependent relatives resident in the MFS representative's or Fund representative's house, as well as any other contract, relationship, understanding or other arrangement which results in an opportunity for the MFS representative or Fund representative to profit or share profits from a transaction in securities.(3)

      SECURITIES. As used in this Code of Ethics, the term "securities" includes not only publicly traded equity securities, but also privately issued equity securities, limited partnership interests, shares of closed-end funds, fixed income securities (including municipal bonds and

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      (2) Note that all Portfolio Managers also are Investment Personnel and Access Persons, and that all Investment Personnel also are Access Persons.

      (3) NOTE: The exception for accounts with respect to which an MFS representative or Fund representative lacks "direct or indirect influence or control" is extremely narrow, and should only be relied upon in cases which have been pre-approved in writing by MFS' General Counsel or Senior Vice President in the MFS Legal Department. Certain "blind trust" arrangements approved by the Legal Department may be excluded from the preclearance (but not the quarterly reporting) requirements of this Code of Ethics. Requests for pre-approval of "blind trusts" should be reviewed first with the Compliance Department.

many types of U.S. Government securities), futures, options, warrants, rights, swaps, commodities and other similar instruments. Moreover, the restrictions of this Code of Ethics apply to transactions by Access Persons involving securities and other instruments related to, but not necessarily the same as, securities held or to be acquired on behalf of an MFS client. (See Section 7 for certain exceptions).

      3. RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS.

      TRANSACTIONS IN MFS' FUNDS. MFS employees are subject to the same policies against excessive trading that apply to all shareholders in MFS' Funds. These policies, as described in the MFS Funds' prospectuses, are subject to change. In addition, all employees are required to purchase and maintain investments in MFS' Funds through MFS, or other entity designated by MFS for MFS products not available for sale in the U.S.

      ALL ACCESS PERSONS. No Access Person shall trade in any security which is subject to a pending "buy" or "sell" order, or is being considered for purchase or sale,(4) for a client of MFS until the second business day after such order is executed or withdrawn or such a transaction is no longer being considered. In addition, no Access Person shall trade in any security until the third business day after a research note with respect to such security has been issued or revised.

      INVESTMENT PERSONNEL. No Investment Personnel shall trade in any security after an MFS client trades in such security or such security has been considered for purchase or sale on behalf of an MFS client until: (i) the second business day following such trade or consideration (in the case of a proposed trade by an Investment Personnel in the same direction as the MFS client); or (ii) the eighth calendar day thereafter (in the case of a proposed trade by an Investment Personnel in the opposite direction from the MFS client's trade).

      PORTFOLIO MANAGERS. No Portfolio Manager shall trade in any security within at least seven calendar days before or after an MFS client whose account he or she manages trades in such security or such security has been considered for purchase or sale on behalf of such an MFS client. Portfolio Managers shall not be permitted to sell for their own account securities that are held in an MFS client account that he or she manages. In addition, no Portfolio Managers shall buy and sell, or sell and buy, within 14 calendar days the shares of any MFS Fund with respect to which he or she serves as a portfolio manager. For purposes of this prohibition, Research Analysts are considered to be Portfolio Managers with respect to the entire portfolio of any fund managed collectively by a committee of research analysts (e.g. MFS Research Fund). Any Portfolio Manager who feels inequitably burdened by this restriction may present a written request for an exemption from the MFS Conflicts Officer.(5) The Conflicts Officer may, in his or her sole discretion, grant appropriate exceptions where warranted by special facts and circumstances (e.g. selling securities to settle an estate or to acquire a residence).

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    (4) A security is deemed to have been "considered for purchase or sale" when a recommendation to purchase or sell such security has been made and communicated to a portfolio manager and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

    (5) Any request for an exemption should be reviewed first with the Compliance or Legal Department.

      DISGORGEMENT OF PROFITS; CONFIDENTIALITY. Any profits realized on trades within these proscribed periods must be disgorged to the affected MFS client or, in the event that the amount to be disgorged is relatively minor or difficult to allocate, to charity. In addition, no MFS representative shall provide any information about such transaction or recommendation to any person other than in connection with the proper execution of such purchase or sale for an MFS client's account.

      SHORT SALES. No Access Person shall effect a short sale in any security held in a portfolio managed by MFS.

      OPTIONS AND FUTURES TRANSACTIONS. Access Persons may purchase (to open) and sell (to close) call and put options and futures contracts on securities, subject to the preclearance and other requirements of this Code of Ethics; however, an Access Person may neither buy a put option nor write (sell to open) options and futures contracts, in each case on any security held in a portfolio managed by MFS. In the case of purchased put and call options, the preclearance of the exercise of such options as well as their purchase and sale, is required. Preclearance of the exercise of purchased put and call options shall be requested on the day before the proposed exercise or, if notice to the writer of such options is required before the proposed exercise date, the date before notice is proposed to be given, setting forth the proposed exercise date as well as the proposed notice date.(6) Purchases and sales of options or futures contracts to "close out" existing options or futures contracts must be precleared.(7)

      INITIAL PUBLIC OFFERINGS. All employees who are Affiliated Persons of MFD, an NASD member firm, are prohibited from purchasing equity securities in an initial public offering ("IPO") registered with the SEC. In addition, Access Persons are generally prohibited from purchasing a security in either an IPO or secondary offering. Under limited circumstances and only with prior approval from the Compliance Department, in consultation with the Code of Ethics Oversight Committee and/or other appropriate parties, certain Access Persons may purchase equity securities in an IPO or a secondary offering, provided such purchase does not create a reasonable potential of a conflict of interest with any MFS Fund or client. To request permission to purchase equity securities in an IPO or secondary offering, he or she must first contact the Compliance Department. To request permission to purchase new issues of fixed income securities, the Access Person must pre-clear the security using the form set forth in MFS' automated Code of Ethics system (see Section 4.)

      PRIVATE PLACEMENTS. Any acquisition by Access Persons of securities issued in a private placement is subject to prior approval with the Conflicts Officer in consultation with the Legal Department and other appropriate parties. The decision whether or not to grant

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      (6) Access Persons should note that this requirement may result in their not being allowed to exercise an option purchased by them on the exercise date they desire, and in the case of a "European" option on the only date on which exercise is permitted by the terms of the option.

      (7) Access Persons should note that as a result of this requirement, they may not be able to obtain preclearance consent to close out an option or futures contract before the settlement date. If such an option or futures contract is automatically closed out, the gain, if any, on such transaction will be disgorged in the manner described above.

      approval shall take into account, among other factors, whether the investment opportunity should be reserved for an MFS client and whether the investment opportunity is being offered to the individual by virtue of his or her position with MFS. Investment Personnel who have been approved to acquire securities in a private placement are required to disclose that investment when they play a part in any subsequent consideration of an investment in the issuer for an MFS client. In such circumstances, the decision to purchase securities of the issuer for the MFS client shall be subject to an independent review by Investment Personnel with no personal interest in the issuer.

      NOTE: Acquisitions of securities in private placements by country clubs, yacht clubs, restaurants and other similar entities need not be pre-approved, but are subject to the reporting, disclosure and independent review requirements.

      PROHIBITION ON SHORT-TERM TRADING PROFITS. All Access Persons are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities (including MFS' Funds) within 60 calendar days. Such profits must be surrendered to MFS. This provision is applicable to MFS' Funds held in MFS' Retirement Savings Plan and Defined Contribution Plan, as well as all Non-Retirement Plan personal and beneficially owned fund accounts held through MFS or other entity designated by MFS. This provision does not apply to transactions in securities, other than MFS' Funds, that are exempt from preclearance requirements (see Section 7 below); transactions executed in an Access Person's personal or beneficially owned account that, with prior approval from the Compliance Department, is exempt from pre-clearance; transactions in MFS' money market funds; or transactions effected through an automatic investment or withdrawal program (such a payroll and employer contributions in the MFS retirement plans).

      It is expected that all MFS representatives will follow these restrictions in good faith and conduct their personal trading in keeping with the intended purpose of this Code of Ethics. Any individual should feel free to take up with the MFS Conflicts Officer any case in which he or she feels inequitably burdened by these policies.(8) The Conflicts Officer may, in his or her sole discretion, grant appropriate exceptions from the requirements of this Code of Ethics where warranted by applicable facts and circumstances.

      4. PRECLEARANCE REQUIREMENTS. In order to facilitate compliance with this Code of Ethics, preclearance requests must be made and approved before any transaction may be made by an Access Person or for any other account beneficially owned by an Access Person. A preclearance request in the form set forth in MFS' automated Code of Ethics system, as amended from time to time, should be completed and submitted electronically for any order for an Access Person's own account or one described in Section 2 above, or, in the case of an Access Person who wishes to preclear while outside of the Boston area, should either: (i) be completed in the form attached hereto, as amended from time to time, signed and submitted by facsimile machine, to the Compliance Department; or (ii) be submitted by telephone call to the Compliance Department. Any preclearance request received before 3:00 p.m. on a business day will be responded to as soon as available on the following business day. Preclearance requests will be reviewed by Equity and Fixed Income Department personnel who will be kept apprised of

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      (8) Any request for an exemption should be reviewed first with the Compliance or Legal Department.

recommendations and orders to purchase and sell securities on behalf of MFS clients, the completion or cancellation of such orders and the securities currently held in portfolios managed by MFS. Their advice will be forwarded to the Compliance Department.

      MAXIMUM NUMBER OF PRECLEARANCE REQUESTS. The preclearance process imposes significant burdens on the investment and administrative departments within MFS. Accordingly, no Access Person may submit more than twenty (20) preclearance requests in any calendar quarter. In special circumstances the MFS Conflicts Officer may, in his or her sole discretion, grant temporary exceptions from this restriction where warranted by applicable facts and circumstances.(9)

      An Access Person who obtains electronic or written notice from the Compliance Department indicating consent to an order which the Access Person proposes to enter for his or her own account or one described in Section 2 above may execute that order ONLY ON THE DAY WHEN SUCH NOTICE IS RECEIVED unless otherwise stated on the notice. Such notices will always be electronic or in writing; however, in the case of an Access Person who wishes to preclear a transaction while outside the Boston area, the Compliance Department will also provide oral confirmation of the content of the written notice.

      Preclearance requests may be denied for any number of appropriate reasons, most of which are confidential. For example, a preclearance request for a security that is being considered for purchase or sale on behalf of an MFS client may be denied for an extended period. Accordingly, an Access Person is not entitled to receive any explanation or reason if his or her preclearance request is denied, and repetitive requests for an explanation by an Access Person will be deemed a violation of this Code of Ethics.

      SECURITIES SUBJECT TO AUTOMATIC PURCHASES AND SALES FOR MFS CLIENTS. Certain MFS funds and institutional accounts are managed such that the securities held in such portfolios are regularly purchased or sold on an equal proportionate basis so as to preserve specified percentage weightings of such securities across such portfolios. Requests to preclear purchases of securities held in such portfolios will be denied. Requests to sell such securities may be granted, subject to the standard preclearance requirements.

      GIFTS AND TRANSFERS. A gift or transfer shall be excluded from the preclearance requirements provided that the recipient represents in writing that he, she, they or it has no present intention of selling the donated security.

      MFS CLOSED-END FUNDS. All transactions effected by any MFS representative in shares of any closed-end fund for which MFS or one of its affiliates acts as investment adviser shall be subject to preclearance and reporting in accordance with this Code of Ethics. Non-Access Persons are exempt from the preclearance and reporting requirements set forth in this Code of Ethics with respect to transactions in any other type of securities, so long as they have not received any information about any particular investment recommendation or executed or proposed transaction for any MFS client with respect to such security.

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      (9) Any request for an exception should be reviewed first with the Compliance or Legal Department.

      5. DUPLICATE CONFIRMATION STATEMENT REQUIREMENT. In order to implement and enforce the above policies, every Access Person shall arrange for his or her broker to send MFS duplicate copies of all confirmation statements issued with respect to the Access Person's transactions and all periodic statements for such Access Person's securities accounts (or other accounts beneficially owned by such Access Person). The Compliance Department will coordinate with brokerage firms in order to assist Access Persons in complying with this requirement.

      6. REPORTING REQUIREMENT. Each Access Person shall report on or before the tenth day of each calendar quarter any securities transactions during the prior quarter in accounts covered by Section 2 above. ACCESS PERSONS WHO FAIL TO COMPLETE AND FILE SUCH QUARTERLY REPORTS ON A TIMELY BASIS WILL BE REPORTED TO THE MFS CODE OF ETHICS OVERSIGHT COMMITTEE AND WILL BE SUBJECT TO SANCTIONS. Reports shall be reviewed by the Compliance Department.

      Any reports filed by a "Disinterested Trustee" (as such term is defined in Section 12 below) shall be reviewed by the Secretary of the Fund. If the Secretary of the Fund determines that a violation of this Code of Ethics may have occurred, he shall submit the pertinent information to counsel for the Disinterested Trustees. Such counsel shall determine whether a material violation of this Code of Ethics may have occurred, after considering all available exemptions and providing the Disinterested Trustee involved with an opportunity to supply additional information regarding the transaction in question. If such counsel determines that a material violation of this Code of Ethics has occurred, they shall so advise the Chairman or President of the Fund and an ad hoc committee consisting of the Disinterested Trustees of the Fund, other than the involved Disinterested Trustee, and shall provide the committee with a report of the matter, including any additional information supplied by the involved Disinterested Trustee. The committee may impose such sanction as it deems appropriate.

      In filing the reports for accounts within these rules, please note:

      (i) Each Access Person must file a report for every calendar quarter even if he or she had no reportable transactions in that quarter; all such reports shall be completed and submitted in the form set forth in MFS' automated Code of Ethics system.

      (ii) Reports must show any sales, purchases or other acquisitions or dispositions, including gifts, exercises of conversion rights and exercises or sales of subscription rights. See Section 7 below for certain exceptions to this requirement.

      (iii) Reports will be treated confidentially unless a review of particular reports with the representative is required by the MFS Code of Ethics Oversight Committee or for legal or compliance purposes.

      (iv) Reports are made available for review by the Boards of Trustees/Managers of the MFS Funds upon their request.

      NOTE: Any Access Person who maintains all of his or her personal securities accounts with one or more broker-dealer firms that send confirmation and periodic account statements in an electronic format approved by the Compliance Department, and who arranges for such firms to send such statements (no less frequently than quarterly) required by
      Section 5 above, shall not be required to prepare and file the quarterly reports required by this Section 6. However, each such Access Person shall be required to verify the accuracy and completeness of all such statements on at least an annual basis.

      7. CERTAIN EXCEPTIONS.

      MUTUAL FUNDS. Transactions in shares of any open-end investment companies, including funds for which the MFS organization is investment adviser, need not be precleared or reported.

      CLOSED-END FUNDS. Automatic reinvestments of distributions of closed-end funds advised by MFS pursuant to dividend reinvestment plans of such funds need only be reported. All other closed-end fund transactions must be precleared and reported.

      MFS AND SUN LIFE COMMON STOCK. Transactions in shares of stock of MFS need not be precleared or reported. Note, however, that transactions in shares of stock of Sun Life Financial Inc. are subject to preclearance with the Compliance Department.

      LARGE CAPITALIZATION STOCKS. Transactions in securities issued by companies with market capitalizations of at least $5 billion generally will be eligible for automatic preclearance (subject to certain exceptions), but must be reported and are subject to post-trade monitoring. The Compliance Department will maintain a list of issuers that meet this market capitalization requirement. A preclearance request for a large capitalization company will be denied whenever deemed appropriate.

      U.S. GOVERNMENT SECURITIES. Transactions in U.S. Treasury securities and other U.S. Government obligations (including options and futures contracts and other derivatives with respect to such securities and obligations) need not be precleared or reported.

      DIVIDEND REINVESTMENT PLANS. Automatic reinvestments of dividends in shares of common stock of public companies often are eligible for an exemption from preclearance. Any requests for exemptions should be directed to the Compliance Department.

      OTHER EXCEPTIONS. Transactions in money market instruments and in options on broad-based indices need not be precleared, although such transactions must be reported. The types of instruments and indices that are eligible for this exception are constantly developing; the Compliance Department maintains the definitive list of eligible instruments and indices. In addition, the following types of transactions need not be precleared or reported: (i) stock dividends and stock splits; (ii) foreign currency transactions; and (iii) transactions in real estate limited partnership interests. For other exceptions from preclearance or reporting, an MFS representative may contact the Compliance Department.

      8. DISCLOSURE OF PERSONAL SECURITIES HOLDINGS. All Access Persons are required to disclose all personal securities holdings within 10 days after becoming an Access Person (i.e. upon commencement of employment with MFS or transfer within MFS to an Access Person position) and thereafter on an annual basis. Reports shall be reviewed by the Compliance Department.

      9. GIFTS, ENTERTAINMENT AND FAVORS. MFS representatives must not make business decisions that are influenced or appear to be influenced by giving or accepting gifts, entertainment or favors. Investment Personnel are prohibited from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of MFS or its clients. Invitations to an occasional meal, sporting event or other similar activity will not be deemed to violate this restriction unless the occurrence of such events is so frequent or lavish as to suggest an impropriety.

      10. SERVICE AS A DIRECTOR. All MFS representatives are prohibited from serving on the boards of directors of commercial business enterprises, absent prior authorization by the MFS Conflicts Officer based upon a determination that the board service would be consistent with the interests of MFS' clients. In the relatively small number of instances in which board service is authorized, MFS representatives serving as directors may be isolated from other MFS representatives through "Chinese Wall" or other appropriate procedures.

      11. CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS. All MFS representatives and Fund representatives (including Non-Access Persons) shall be required to certify annually that (i) they have read and understand this Code of Ethics and recognize that they are subject to its requirements applicable to them and (ii) they have complied with all requirements of this Code of Ethics applicable to them, and (in the case of Access Persons) have reported all personal securities transactions (whether pursuant to quarterly reports from the Access Person or duplicate confirmation statements and periodic reports from the Access Person's broker-dealer) required to be reported pursuant to this Code of Ethics. This certification shall apply to all accounts beneficially owned by an MFS representative or Fund representative.

      12. BOARDS OF TRUSTEES/MANAGERS OF MFS FUNDS. Any material amendment to this Code of Ethics shall be subject to the approval by each of the Boards of Trustees/Managers (including a majority of the Disinterested Trustees/Managers on each such Board) of each of the MFS Funds. In addition, on at least an annual basis, MFS shall provide each such Board with a written report that: (i) describes issues that arose during the preceding year under this Code of Ethics, including without limitation information about any material violations of this Code of Ethics and any sanctions imposed with respect to such violations; and
(ii) certifies to each such Board that MFS has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

      Notwithstanding any provision to the contrary in this Code of Ethics, any Trustee/Manager of an MFS Fund who is not an "interested person" of such Fund within the meaning of Section 2(a)(19) of the Investment Company Act (each a "Disinterested Trustee") shall not be subject to any of the requirements set forth in Sections 3, 4, 5, 8, 9, 10 or 11 of this Code of Ethics. In addition, any Disinterested Trustee shall not be subject to the reporting requirements set forth in Section 6 of this Code of Ethics, except with respect to securities transactions with respect to which such Disinterested Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately before or after the Trustee's transaction in such security, such security was purchased or sold, or considered for purchase or sale, for an MFS Fund.

      Notwithstanding any provision to the contrary in this Code of Ethics, any Trustee/Manager of an MFS Fund who is an "interested person" of such Fund within the meaning of Section 2(a)(19) of the Investment Company Act but is not an officer or employee of MFS (each a "Non-Management Trustee") shall not be subject to any of the requirements set forth in Sections 3, 4, 5, 8, 9, 10 or 11 of this Code of Ethics; provided that the Roles and

Information Restrictions requirements set forth in Appendix B are satisfied. In addition, any Non-Management Trustee shall not be subject to the reporting requirements set forth in Section 6 of this Code of Ethics, except with respect to securities transactions with respect to which such Non-Management Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately before or after the Trustee's transaction in such security, such security was purchased or sold, or considered for purchase or sale, for an MFS Fund.

      13. SANCTIONS. Any trading for an MFS representative's or Fund representative's account which does not evidence a good faith effort to comply with these rules will be subject to review by the MFS Conflicts Officer or, in the case of Disinterested Trustees, by an ad hoc committee in the manner described in Section 6 above. If the Conflicts Officer or such ad hoc committee, as applicable, determines that a violation of this Code of Ethics or its intent has occurred, appropriate sanctions may be imposed including forfeiture of any profit from a transaction and/or termination of employment. Any violations resulting in sanctions will be reported to the Boards of Trustees/Managers of the MFS Funds and will be reflected in MFS' compliance files.

                                   APPENDIX A
                              CERTAIN DEFINED TERMS

      As used in this Code of Ethics, the following shall terms shall have the meanings set forth below, subject to revision from time to time by the MFS Code of Ethics Oversight Committee and the MFS Funds:

      PORTFOLIO MANAGERS -- employees who are authorized to make investment decisions for a mutual fund or client portfolio. Note: research analysts are deemed to be Portfolio Managers with respect to the entire portfolio of any fund managed collectively by a committee of research analysts (e.g. MFS Research Fund) except that, for purposes of the restriction on sales of securities held in a managed client account set forth in Section 3, analysts are deemed to be Portfolio Managers only with respect to portfolio securities within the industry they cover.

      INVESTMENT PERSONNEL -- all Portfolio Managers as well as research analysts, traders, other members of the Equity Trading, Fixed Income and Equity Research Departments, and other MFS representatives who have access to confidential portfolio information.

      ACCESS PERSONS -- all Fund representatives (see Section 12 for certain exceptions), Portfolio Managers, Investment Personnel and other members of the following departments or groups: Institutional Advisors; Compliance; Internal Audit; Fund Treasury; Investment Operations; Investment Communications; and Technology Services & Solutions ("TS&S") (excluding, however, TS&S employees who are employed at Lafayette Corporate Center and certain TS&S employees who may be specifically excluded by the Compliance or Legal Departments); also included are members of the MFS Management Group, the MFS Administrative Committee and the MFS Operations Committee. In certain instances, other MFS employees, non-employee consultants and other independent contractors may be deemed Access Persons and therefore be subject to some or all of the requirements set forth in this Code of Ethics.

      NON-ACCESS PERSONS -- all employees of the following departments or groups: Corporate Communications; Corporate Finance; Facilities Management; Human Resources; Legal; MFS Service Center, Inc. (other than TS&S employees who are employed at 500 Boylston Street); Retired Partners; Travel and Conference Services; the International Division; MFS International Ltd.; MFS Fund Distributors, Inc.; and MFS Retirement Services, Inc. NOTE: ANY NON-ACCESS PERSON WHO RECEIVES ANY INFORMATION ABOUT ANY PARTICULAR INVESTMENT RECOMMENDATION OR EXECUTED OR PROPOSED TRANSACTION FOR ANY MFS CLIENT IS REQUIRED TO COMPLY WITH ALL PRECLEARANCE AND OTHER REQUIREMENTS OF THIS CODE OF ETHICS APPLICABLE TO ACCESS PERSONS. ANY NON-ACCESS PERSON WHO REGULARLY RECEIVES SUCH INFORMATION WILL BE RECLASSIFIED AS AN ACCESS PERSON. IN ADDITION, TRANSACTIONS IN SHARES OF THE MFS CLOSED-END FUNDS BY ALL MFS REPRESENTATIVES ARE SUBJECT TO ALL SUCH PRECLEARANCE AND REPORTING REQUIREMENTS (SEE SECTION 4 OF THIS CODE OF ETHICS).

                                   APPENDIX B

               ROLE LIMITATIONS AND INFORMATION BARRIER PROCEDURES
                                       FOR
                             NON-MANAGEMENT TRUSTEES

A.    ROLE LIMITATIONS

      - Non-Management Trustees may not serve in any employment or consulting capacity for MFS or have other material relationships with MFS, other than that of director on the MFS Board of Directors or serving on a committee of or at the direction of the Board of Directors.

      - Non-Management Trustees may not be involved in securities selection and trading functions of either MFS of the MFS Funds.

B.    INFORMATION BARRIER PROCEDURES

      1.    RESTRICTED INFORMATION

Non-Management Trustees must not have access to the following activities and information with respect to MFS or the MFS Funds ("Restricted Information"):

      - Daily trading activities or listings of securities positions of any MFS Fund including any related recommendations or advice of MFS to any MFS Fund; except to the extent any such information is more than 15 days old; or

      - Pre-trade, pending or proposed trade information, including any related recommendations or advice of MFS to the MFS Funds.

      2.    ACCESS RESTRICTIONS

To seek to ensure that Non-Management Trustees do not have access to Restricted Information, Non-Management Trustees must not have:

      - Passwords necessary to access Electronic Media with Restricted Information. As used herein, Electronic Media shall include the internet, intranet or computer-based systems, or email or voicemail systems.

      - Unrestricted (e.g., pass cards or keys) or unescorted access to any area in which MFS or MFS Funds collect and store paper records with Restricted Information; provided, however, that the Non-Management Trustees may possess pass cards that allow access to MFS' premises in order to facilitate board meetings ("Pass Card Access"); provided, further, however, that Pass Card Access shall be limited to MFS' facilities through the 24th floor entrance at 500 Boylston Street, Boston, Massachusetts.

      - Communication with officers or employees of MFS or the MFS Funds who have access to Restricted Information for the purpose of obtaining Restricted Information.

In addition, officers and employees of MFS or the MFS Funds, or any subsidiary or controlling company of MFS or the MFS Funds (collectively, "MFS Employees") must not provide Restricted Information to any Non-Management Trustees, nor may MFS Employees consult with Non-Management Trustees regarding such matters. MFS Employees shall be provided with a copy of these Procedures together with a list of the Non-Management Trustees.

C.    OVERSIGHT AND ADMINISTRATION

      - These Procedures shall be reviewed, and if appropriate, updated at least annually by the Code of Ethics Oversight Committee.

      - The internal audit functions of MFS will review the design of these Procedures annually to seek to ensure that they are designed effectively, and test controls, to seek to ensure that they are operating effectively.

      - The Conflicts Officer shall be responsible for implementing and taking other actions regarding these Procedures. Remedies for violations of these Procedures shall be determined by the Chief Compliance Officer.

                         PERSONAL SECURITIES TRANSACTION
                              PRECLEARANCE REQUEST

                         [ONLY FOR USE BY MFS EMPLOYEES
                             NOT LOCATED IN BOSTON]

                      DATE:_________________________, _____

All transactions must be precleared, regardless of their size, except those in certain specific categories of securities that are exempted under the MFS Code of Ethics. If necessary, continue on the reverse side. Please note that special rules apply to the preclearance of option and futures transactions. If the transaction is to be other than a straightforward sale or purchase of securities, mark it with an asterisk and explain the nature of the transaction on the reverse side. Describe the nature of each account in which the transaction is to take place, i.e., personal, spouse, children, charitable trust, etc.

                                       SALES

CUSIP/TICKER                 AMOUNT OR                 BROKER      NATURE* OF
  SECURITY                NO. OF SHARES                              ACCOUNT

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

                                     PURCHASES

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

I represent that I am not in possession of material non-public information concerning the securities listed above or their issuer. If I am an MFS access person charged with making recommendations to MFS with respect to any of the securities listed above, I represent that I have not determined or been requested to make a recommendation in that security except as permitted by the MFS Code of Ethics.

                                                      __________________________
                                                      Signature and Date

                                                      __________________________
                                                      Name of MFS Access Person
                                                      (please print)

EXPLANATORY NOTES: This form must be filed by 3:00 p.m. on the business day prior to the business day on which you wish to trade and covers all accounts in which you have an interest, direct or indirect. This includes any account in which you have "beneficial ownership" (unless you have no influence or control over it) and non-client accounts over which you act in an advisory or supervisory capacity. No trade can be effected until approval from the Compliance Department has been obtained.

-----------------------
* Check if you wish to claim that the reporting of the account or the securities transaction shall not be construed as an admission that you have any direct or indirect beneficial ownership in such account or securities.